Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-211963 and 333-231323 on Form S-8 and the Registration Statement No. 333-264370 on Form S-3 of Midland States Bancorp, Inc. of our report dated February 24, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Midland States Bancorp, Inc. for the year ended December 31, 2022.

Crowe LLP

Oak Brook, Illinois
February 24, 2023